                       EMPLOYMENT AND NON-COMPETITION AGREEMENT

    This Employment and Non-Competition Agreement ("Agreement") is made and entered into this 7th day of May, 1997 by and between TFP INC., a South Carolina corporation, ("Company"), PRINTRAK INTERNATIONAL INC. ("Printrak"), the parent entity of the Company, and BARRY B. WHITE ("Employee"). The Company and Printrak are sometimes referred to collectively herein as the "Companies."

    1. EMPLOYMENT: Employee shall be employed as President of the Company, or such other position as may be designated from time to time by the Board of Directors, and shall faithfully and diligently perform all duties and responsibilities required of such position or assigned by the Company from time to time. In addition, Employee shall serve as a member of the Company's Board of Directors for a term extending at least until April 30, 1998, and shall serve as a Vice President of Printrak.

    2. TERM: This Agreement and Employee's employment shall be for a term of two (2) years commencing on the date hereof and expiring on May 7, 1999, but may be terminated earlier at any time in accordance with Section 4 of this Agreement.

    3. COMPENSATION: In consideration for all services to be performed under this Agreement, Employee shall receive the following compensation:

         (a) SALARY: Employee shall be paid base salary at the rate of One Hundred Fifty Thousand Dollars ($150,000) per year, which salary shall be reviewed annually in conjunction with Employee's annual merit review.

         (b) INCENTIVE BONUS: Employee shall be eligible for participation in Printrak's Executive Bonus Plan. Employee's target bonus under the Executive Bonus Plan for fiscal 1998 will be 40% of Employee's base salary, conditioned upon the attainment of performance goals to be established by the Company and Printrak.

         (c) VACATION: Employee shall accrue, and be deemed to have earned, vacation at the rate of three (3) weeks per year of service, pursuant to the Company's policy for paid time off ("PTO"). As of the date hereof, Employee has accrued [223.8] hours of PTO which he shall be allowed to use in accordance with Company policy in addition to amounts accrued pursuant to this section, it being understood that, pursuant to the Company's policy, Employee shall not be permitted to accrue more than 240 hours of PTO, including such time previously accrued. Upon the termination of Employee's employment with the Company, any PTO not previously used by Employee shall be paid to Employee at the rate set forth in paragraph (a) above.

         (d) EMPLOYEE BENEFIT PLANS: Employee shall be entitled to participate in such group medical, dental, visual, disability, death benefit, life insurance and other benefit plans as the Company and Printrak may offer from time to time for personnel of comparable stature, it being understood that neither the Company nor Printrak shall be obligated to provide such benefits to any employee.

    4. TERMINATION: This Agreement and Employee's employment with the Company, as well as his service as an officer of the Company and Printrak, are subject to immediate termination at any time as follows:

         (a) DEATH: This Agreement shall terminate immediately upon Employee's death, in which event the Companies' only obligation shall be to pay all compensation (as defined below) owing for services rendered by Employee prior to the date of his death.

         (b) DISABILITY: The Company may, to the extent permitted by applicable law, terminate Employee's employment in the event that Employee is disabled from performing all assigned duties under this Agreement due to illness or injury for a period in excess of one hundred eighty (180) consecutive days, in which event the Companies' only obligation shall be to pay all compensation (as defined below) owing for services rendered by Employee prior to the date of his termination.

         (c) TERMINATION FOR CAUSE: The Company may terminate this Agreement immediately upon written notice to Employee in the event Employee (i) commits any material misconduct, willful breach, or habitual neglect of his duties to the Company or Printrak; (ii) materially violates any policy or procedure of the Company or Printrak, the effect of which violation could reasonably be expected to materially damage the Company; or (iii) engages in job performance which is materially inferior to that reasonably expected of an executive in a position of responsibility and compensation comparable to those of Employee, which inferior performance is not cured after counseling by the Company. In either event, the Companies' sole obligation to Employee shall be to pay all compensation (as defined below) owing for services rendered by Employee prior to notice of termination under this subsection.

         (d) TERMINATION WITHOUT CAUSE: The Company in its sole discretion may also terminate Employee's employment without cause or prior warning immediately upon written notice to Employee, in which event the Companies' only obligation shall be to pay all compensation (as defined below) owing for services rendered by Employee prior to the effective date of such termination, and to pay Employee the sum total of (i) One Hundred Thousand Dollars ($100,000) plus (ii) if (but only if) such termination occurs prior to the first (1st) anniversary of the date hereof, wages pursuant to
    Section 3(a) above for the period from the effective date of such termination through the first (1st) anniversary of the date hereof, prorated for the number of days in such period, in lieu of any obligation to make salary or other payments to Employee following such termination.
    In the event the initial term of this Agreement expires by its terms prior to any termination pursuant to this subsection 4(d) and Employee ceases employment with the Company or Printrak, Employee shall be paid such $100,000 severance payment concurrent with such cessation.

         (e) VOLUNTARY TERMINATION: Employee may terminate this Agreement at any time, for any reason, upon written notice to the Company, in which event the Companies' only obligation to Employee shall be to pay all compensation (as defined below) owing for services rendered by Employee prior to the date of such termination.

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

         (f) COMPANY'S SOLE OBLIGATION: In the event of any termination pursuant to this Section 4, the payment of the amounts set forth in subsections (a) through (e) above, as and if applicable, constitute the sole obligations of the Companies and are in lieu of any damages or other compensation that Employee may claim in connection with this Agreement.
    The Company (or, if the Company fails to make such payment, Printrak) shall make payment of said compensation as required by the South Carolina Wage Payment Statute (South Carolina Code Sections 41-10-10 et seq.).

         (g) RETURN OF COMPANY PROPERTY: Upon termination of employment for any reason, Employee shall immediately return to the Company or Printrak, as appropriate, without condition, all files, records, keys, and other property of the Company or Printrak.

         (h) DEFINITIONS: For purposes of this Agreement, the term "compensation" shall mean "wages" as defined in South Carolina Code of Laws
    Section 41-10-10 and includes compensation for accrued but unused vacation, wages, commissions, severance pay and other payments under this Agreement.

    5. CONFIDENTIALITY: Employee acknowledges and agrees that Employee has been entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company, Printrak and their respective subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company or Printrak, as the case may be. Accordingly, Employee agrees to execute and be bound by the terms of the Employee Proprietary Information Agreement attached hereto as Annex 1.

    6. INVENTIONS: Any and all patents, copyrights, trademarks, inventions, discoveries, developments, or trade secrets developed or perfected by Employee during or as the result of Employee's employment with the Company shall constitute the sole and exclusive property of the Company, as more particularly set forth in the Employee Proprietary Information Agreement.

    7. CONFLICT OF INTERESTS: During the term of this Agreement, Employee shall devote Employee's full working time, ability, and attention to the business of the Company and Printrak, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of Employee's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company or Printrak, except with the express written consent of the Boards of Directors of the Company and Printrak.

    8.   COVENANT NOT TO COMPETE; NON-SOLICITATION:

         (a) COVENANT NOT TO COMPETE: Employee hereby agrees that he will not, directly or indirectly, whether as a principal, partner, employee, consultant, officer, director, shareholder, investor, or otherwise, engage in, or have any interest in, or provide any services to, any corporation, partnership, proprietorship, firm, association or business which engages in any activities which are the same as, similar to, or directly or indirectly in any way competitive with the Business of the Company or Printrak. For purposes of this Agreement, the "Business" shall be defined as the development of computer services and technology for use in applications which process, store and retrieve video images, document images, text and data in any industry (i) into which the Company or Printrak are marketing such products as of the date of termination, or (ii) for which the Board of Directors of the Company or Printrak have approved, scheduled and authorized adequate funding for the development of products. The foregoing notwithstanding, the covenant not to compete set forth in this Section 8 shall not apply to the ownership, for investment purposes only, of publicly-traded shares of capital stock not in excess of two percent (2%) of the issued and outstanding shares of such capital stock. Except as provided below, this covenant shall continue until the later to occur of (i) the termination of Employee's employment with the Company and (ii) April 30, 2002 and shall apply to activities in any area of the United States and in any other countries in which the Company or Printrak is marketing its products and/or services as of the date of termination. Notwithstanding the foregoing, this covenant shall expire and be of no further force or effect upon the occurrence of any of the following: (i) a material breach of this Agreement by the Company which is not cured within thirty (30) days following written notice from Employee, (ii) the cessation or abandonment of the Business by the Company, Printrak, or any successor for a continuous period of more than twelve (12) months, or (iii) the bankruptcy, receivership, liquidation, dissolution or assignment for the benefit of creditors of the Company.

         (b) NON-SOLICITATION: Employee further agrees not to solicit or engage any of the employees of the Company or Printrak at any time during such employee's employment with Company, and for a period of two (2) years following any termination thereof.

         (c) INJUNCTIVE RELIEF: The Employee acknowledges that the restrictions contained in the foregoing paragraphs (a) and (b), in view of the nature of the Business and the involvement of Employee in the Business, are reasonable and necessary in order to protect the legitimate interests of the Company and Printrak, and that any violation thereof would result in irreparable injuries to the Company and/or Printrak. Therefore, the Employee acknowledges and agrees that, in the event of a violation by the Employee, of any of the restrictions contained in paragraphs (a) and (b) above, the Company and Printrak, which are intended third-party beneficiaries of the agreements of the Employee contained herein, shall be entitled to seek and obtain from any court of competent jurisdiction (and without having to join any other party in such action) temporary, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which it or they may be entitled. In any action or proceeding to enforce the provisions of this Agreement, Employee expressly waives the defense that a remedy of damages will be adequate for a breach of Employee's duties under this Agreement.

    9. EMPLOYEE BENEFIT PLANS: All of the employee benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and by applicable law, and nothing therein shall create any contract or guarantee of employment with the Company or Printrak. Nothing in this Agreement shall impair the Company's right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Employee and the Company, and is not intended to create an employee benefit plan or to modify the terms of existing plans.

    10. INDEMNIFICATION: Printrak has in force, and shall maintain in force during the term of Employee's service as an officer or director of the Company or Printrak, Director and Officer Liability insurance covering Employee.

    11. ASSIGNMENT: This Agreement may not be assigned by Employee, but may be assigned by the Company or Printrak to any successor in interest to its business. This Agreement shall bind and inure to be benefit of the Company's and Printrak' successors and assigns, as well as Employee's heirs, executors, beneficiaries, administrators, and legal representatives.

    12. NOTICES: All notices required by this Agreement may be delivered by first class mail at the following addresses:

         To the Company:     TFP INC.
                             110 Frederick Street
                             Greenville, South Carolina  29607-2585
                             Attn:  Chairman of the Board

                     cc:     Printrak International Inc.
                             1250 North Tustin Avenue
                             Anaheim, California  92807
                             Attn:  Chief Financial Officer

            To Employee:     Barry B. White

                             --------------------

                             --------------------

    13. AMENDMENT: This Agreement may be modified only by written agreement signed by the party against whom any amendment is to be enforced, and in the case of the Company or Printrak, pursuant to consent by the Board of Directors of such entity.

    14. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of South Carolina, and the parties submit to the jurisdiction of the courts of Greenvillle County, South Carolina for enforcement.

    15. PARTIAL INVALIDITY: If any term of this Agreement, including without limitation the geographic coverage, scope of business or periods of time specified in Section 8 hereof, is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with this Section, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible. Notwithstanding the foregoing, if such finding of illegality or unenforceability materially and adversely affects the consideration for a party's performance under this Agreement, such party may, at its option, by written notice to the other party, terminate this Agreement.

    16. WAIVER: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

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

    17. COMPLETE AGREEMENT: This Agreement contains the entire agreement between the parties, and supersedes any and all prior and contemporaneous oral and written agreements, including Employee's previous employment contracts (if any), which shall have no further force and effect.


    IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.



                                             /s/ Barry B. White
                                  --------------------------------------------
                                                 BARRY B. WHITE


                                  TFP INC.,
                                  a South Carolina corporation


                                  By:        /s/ Barry B. White
                                      ----------------------------------------

                                  Its:  President


                                  PRINTRAK INTERNATIONAL INC.,
                                  a Delaware corporation


                                  By:       /s/ Kevin McDonnell
                                      ----------------------------------------

                                  Its:  Chief Financial Officer




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